Exhibit 99.1

Ault Global Holdings Reports Q1 2021 Financial Results

Q1 2021 Revenue of $13.2 Million, Up 136% From the Prior Year’s Quarter

Q1 2021 Net Income of $2.0 Million Compared to a $6.5 Million Loss in the Prior Year’s Quarter

Las Vegas, NV, May 24, 2021 – Ault Global Holdings, Inc. (NYSE American: DPW) a diversified holding company (the “Company”), reported financial results for its first quarter ended March 31, 2021 on its Form 10-Q filed with the Securities and Exchange Commission today.

Q1-2021 highlights

•	Revenue of $13.2 million, an increase of 136% from $5.6 million in the prior first fiscal quarter;
•	Revenue from lending and trading activities of $5.2 million due to the allocation of capital to the Company’s wholly owned subsidiary, Digital Power Lending, LLC;
•	Revenue from cryptocurrency mining of $130,000 as the Company resumed cryptocurrency mining operations with approximately 1,000 miners during March 2021;
•	Net income of $2.0 million for the quarter, which represents the first quarterly profit under current management; and
•	Cash of $107.8 million, marketable securities of $18.2 million and other investments of $36.5 million as of March 31, 2021.

Revenues

Revenues by segment for the three months ended March 31, 2021 and 2020 are as follows:

	For the Three Months Ended March 31,		Increase
	2021	2020		%

GWW	$6,350,019	$4,387,447	$1,962,572	45%
Coolisys	1,382,349	1,181,835	200,514	17%
Ault Alliance:
Revenue, cryptocurrency mining	129,896	—	129,896	—
Revenue, lending and trading activities	5,210,222	36,152	5,174,070	14,312%
Other	172,143	—	172,143	—
Total revenue	$13,244,629	$5,605,434	$7,639,195	136%

Gresham Worldwide

Gresham Worldwide, Inc.’s revenues increased by $2.0 million, or 45%, to $6.4 million for the three months ended March 31, 2021, from $4.4 million for the three months ended March 31, 2020. The increase in revenue from our Gresham Worldwide segment for customized solutions for the military markets reflects the benefit of capital that was allocated to our defense business based on the overall improved capital structure of the Company. Gresham Worldwide’s revenue in 2021 includes $1.8 million from Relec Electronics Ltd., which was acquired on November 30, 2020. Revenue from Enertec Systems 2001 Ltd., which largely consists of revenue recognized over time, for the three months ended March 31, 2021 increased $133,000 or 5.8% from the prior-year period.

Coolisys

Coolisys Technologies Corp.’s revenues increased by $201,000, or 17%, to $1.4 million for the three months ended March 31, 2021, from $1.2 million for three months ended March 31, 2020.

Ault Alliance

Revenues from our cryptocurrency mining operations revenues increased by $130,000 from the three months ended March 31, 2020, as we resumed our cryptocurrency mining operations during the first quarter of 2021 due to improved business conditions. Our decision to resume cryptocurrency mining operations in 2021 was based on several factors, which had positively affected the number of active miners we operated, including the market prices of digital currencies, and favorable power costs available at our Michigan data center.

Revenues from our lending and trading activities increased to $5.2 million for the three months ended March 31, 2021, from $36,000 for the three months ended March 31, 2020, which is attributable to a significant allocation of capital from our recent equity financing transactions to our loan and investment portfolio. Under its business model, Digital Power Lending generates revenue through origination fees charged to borrowers and interest generated from each loan. Digital Power Lending may also generate income from appreciation of investments in marketable securities as well as any shares of common stock underlying convertible notes or warrants issued to Digital Power Lending in any particular financing.

Gross margins

Gross margins increased to 61.4% for the three months ended March 31, 2021 compared to 31.3% for the three months ended March 31, 2020. Our gross margins have typically ranged between 33% and 37%, with slight variations depending on the overall composition of our revenue.

Our gross margins of 61.4% recognized during the three months ended March 31, 2021 were impacted by the favorable margins from our lending and trading activities. Excluding the effects of margin from our lending and trading activities, our adjusted gross margins for the three months ended March 31, 2021, would have been 36.4%, consistent with our historical average.

Operating Expenses

Operating expenses increased to $6.9 million for the three months ended March 31, 2021, representing an increase of $2.2 million compared to $4.7 million for the three months ended March 31, 2020.

The increase in operating expenses from the three months ended March 31, 2020 was due to the following:

•	Engineering and product development expenses increased by $161,000 due to costs incurred at Coolisys related to the development of our electric vehicle charger products;

•	Selling and marketing expenses increased $903,000 as result of increases in personnel costs directly attributable to an increase in sales and marketing personnel and consultants primarily at Ault Alliance related to digital marketing, digital learning and the lending and trading platform;

•	General and administrative expenses increased $2.2 million mainly due to higher consulting, audit, legal and insurance costs. In addition, general and administrative costs increased due to expenditures related to the Michigan Data Center, operated by Alliance Cloud Services. General and administrative expenses during the three months ended March 31, 2021 include $341,000 of costs from Relec, which was acquired on November 30, 2020; and

•	The three months ended March 31, 2020 included a $1.0 million provision for credit losses.

The Company’s Chief Financial Officer, Kenneth S. Cragun, said, “The financial results for the first quarter of 2021 demonstrate that we are achieving our objectives to grow revenue and improve operating results, with revenue growth of 136% over the prior first fiscal quarter and net income of $2.0 million. We saw tremendous growth from our lending and trading activities with the infusion of capital and continued growth in our defense business. Our gross margins for the three months ended March 31, 2021 improved considerably, up $6.4 million, or 364% from the prior first fiscal quarter. We significantly improved our balance sheet as well, ending the first quarter of 2021 with positive working capital of $119.5 million due to our ability to raise capital in the public market.”

Ault Global’s Founder and Executive Chairman, Milton “Todd” Ault, III said, “Our positive financial results in the first quarter of 2021 result from years of strategic planning. During this time, we have strengthened our operating businesses, funded Digital Power Lending, our financial services subsidiary, and improved our balance sheet tremendously. We are pleased to report significant revenue growth and are optimistic of the long-term potential of Digital Power Lending. As I said in the previous quarter when commenting about our fiscal year ended December 31, 2020, with the strongest balance sheet in the Company’s history, a capable management team and a talented group of CEOs at the subsidiary level, the future prospects look bright for the Company in the short and long term.”

Mr. Ault added “I believe the current quarter results demonstrate that our holding company platform works as envisioned and provides the Company strength through the diversity of our holdings. Our recent capital raise of approximately $165 million has enabled us to fund our subsidiaries and eliminate our high-cost debt. We see strength across all our subsidiaries and expect to allocate additional capital to our lending and investment platform in the second quarter. Simply stated, we are in the strongest position of our company’s 52-year history. The first quarter results constitute a promising start to 2021. Our key initiatives for 2021 include:

•	exploring a potential IPO or other transaction to access capital markets for our Gresham Worldwide defense business;
•	exploring a potential IPO for our power electronics and electric vehicle charger business;
•	completing the initial 30,000 square foot buildout of our Michigan data center;
•	ramping up cryptocurrency mining operations at our Michigan data center;
•	ramping up fulfilment of the $50 million MTIX purchase order for MLSE plasma-laser systems;
•	expanding our loan and investment portfolio at Digital Power Lending; and
•	considering further acquisitions.

Considering our subsidiaries operating in the sectors of defense, electric vehicle chargers, power electronic businesses, data center, crypto mining, lending and investment platform, the road ahead is bright.”

For more information on Ault Global Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings with the SEC and press releases available under the Investor Relations section at www.AultGlobal.com or available at www.sec.gov.

About Ault Global Holdings, Inc.

Ault Global Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Global Holdings’ headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.AultGlobal.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.AultGlobal.com.

Contacts:

IR@AultGlobal.com or 1-888-753-2235